Exhibit 10.26

November 2, 2018

Elisabeth A. Sandoval, M.B.A.

VIA EMAIL AND DOCUSIGN

Re:Transition Agreement

Dear Elisabeth:

As you know, you have informed Alder BioPharmaceuticals, Inc. (the “Company”) of your desire to resign your employment, and we have been discussing the terms of your resignation.  This letter sets forth the terms of the transition agreement (the “Agreement”) that the Company is offering to you to aid in your employment transition.

1.	Transition Period.

(a) Resignation.  As part of this Agreement, your employment will continue until March 31, 2019 (the “Separation Date”), unless your employment ends earlier pursuant to this section.  If your employment ends earlier than March 31, 2019 pursuant to this provision, the actual last day of your employment shall become the “Separation Date” for purposes of this Agreement.  (If you do not accept this offer, then your last day of employment will be the date that is twenty-one (21) days after the date of this Agreement.)  By executing this Agreement, you hereby acknowledge that you have resigned from every position you hold with the Company and its affiliated entities, effective as of the Separation Date, and you hereby agree to execute any necessary documentation to memorialize such resignation as the Company may request from time to time.

(b) Transition Period.  From the date of this Agreement through the Separation Date (the “Transition Period”), you must continue to abide by all Company policies and procedures and any agreements between you and the Company (including, without limitation, your signed Proprietary Information and Inventions Agreement with the Company).  During the Transition Period, you will continue to be employed in your role of “Chief Commercial Officer and Executive Vice President of Corporate Strategy,” provided, however, that if a new Chief Commercial Officer (“CCO”) commences employment with the Company prior to the Separation Date (the date such CCO commences employment being the “Successor CCO Start Date”), then, automatically and without further action by either party, your role will be changed to “Executive Vice President” beginning on the Successor CCO Start Date and continuing until the Separation Date.  In either of such roles, you will perform duties as requested by, and you will report to, Bob Azelby, the Chief Executive Officer (“CEO”). Beginning January 1, 2019, you will work primarily from your office in your home in Orange County, California.

(b) Compensation and Benefits.  During the Transition Period, you will be paid your current base salary and you will continue to be eligible to participate in the Company’s employee benefit plans pursuant to the terms of those plans.  Notwithstanding the foregoing, effective immediately you hereby acknowledge and agree that you will no longer be a participant in the Severance Plan (as defined in Section 3), and you are, and will during the Transition Period, no longer be eligible for any benefits under the Severance Plan.

(c) Termination of Employment.  As part of this Agreement, the Company agrees that it will not terminate your employment other than for Cause (as defined below) during the Transition Period.  If prior to March 31, 2019 you resign your employment for any reason, or the Company terminates your employment with Cause, then you will no longer be eligible for participation in any Company benefit plans and you will not be entitled to the Severance Benefits (as defined below).  For purposes of this Agreement, “Cause” for termination will mean any one or more of the following:  (i) commission of any felony or crime involving dishonesty; (ii) participation in any fraud against the Company; (iii) material breach of your contractual, statutory or common law duties to the Company

(including violation of any provision or obligation under this Agreement); (iv) intentional damage to any property of the Company; or (v) misconduct or other violation of Company policy that causes or reasonably could cause harm.

2. Accrued Salary and Vacation.  On or shortly after your last day of employment with the Company, the Company will pay you all accrued salary and all accrued and unused vacation time earned through the last day of your employment, subject to standard payroll deductions and withholdings.  You will receive these payments regardless of whether or not you sign this Agreement.

3. Severance Benefits.  You acknowledge and agree that the termination of your employment as described herein does not entitle you to any severance benefits, including and without limitation, any severance benefits under the terms of that certain Alder BioPharmaceuticals, Inc. Executive Severance Benefit Plan, as amended and restated effective December 15, 2016 (the “Severance Plan”).  If (i) you timely return this fully signed Agreement to the Company and allow it to become effective; (ii) you comply fully with your obligations hereunder; (iii) on or before March 31, 2019, your employment with the Company has not been terminated for Cause and you have not resigned your employment with the Company; and (iv) you sign the Separation Date Release attached hereto as Exhibit A on or within twenty-one (21) days after the Separation Date and allow that release to become effective, then the Company will provide you with the following as your sole severance benefits (the “Severance Benefits”):

(a)Severance Pay.  The Company will pay cash severance calculated as eight (8) months of your current base salary in effect as of the Separation Date, in the total amount of $298,891.68, less applicable deductions and withholdings (the “Severance Pay”), and payable within sixty (60) days following March 31, 2019.

(b)2018 Annual Target Bonus.  As part of this Agreement, if you remain employed by the Company in good standing through March 31, 2019, then the Company will pay you your full target annual bonus for 2018 (in the amount of $201,751.88, less applicable deductions and withholdings), which (if owed) will be paid at the same time as the Company pays annual bonuses to other similarly situated employees, but in no event later than sixty (60) days following March 31, 2019.

(c)Expense Reimbursement.  You will continue to remain eligible for the reimbursement of certain relocation expenses in accordance with the first bullet point under Section 1 of the “Promotion and Amendment to Offer of Employment At Alder BioPharmaceuticals, Inc.” dated January 2, 2018 between you and the Company as in effect as of the date of this Agreement (the “Relocation Benefits”) through December 31, 2018. The Company acknowledges that you will have no obligation to reimburse the Company for any Relocation Benefits as a result of your resignation. Effective as of January 1, 2018, your eligibility for the reimbursement of Relocation Benefits shall cease and you will become eligible for reimbursement of reasonable travel and related expenses actually incurred by you related to your business travel between the Orange County, California area and the Company’s headquarters in Bothell, Washington, through the Separation Date, subject to applicable tax withholdings and deductions, if any.  Such reimbursement will only be payable to you upon submission of appropriate documentation of payment.  To the extent that reimbursement of any such travel expenses, whether paid to you or on your behalf directly to a vendor, is required to be reported as income to the appropriate federal and state agencies, such reimbursements and vendor payments will be included in your gross earnings on your Form W-2 for the year of payment. Alder will provide tax assistance to offset the tax impact to you. For the avoidance of doubt, to the extent that any reimbursements payable to you are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended:  (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

4. Consulting Agreement.  If (i) you timely return this fully signed Agreement to the Company and allow it to become effective; (ii) you comply fully with your obligations hereunder; (iii) on or before March 31, 2019, your employment with the Company has not been terminated for Cause and you have not resigned your employment with the Company; and (iv) you sign the Separation Date Release attached hereto as Exhibit A on or within twenty-one (21) days after the Separation Date and allow that release to become effective, then the Company will retain you as a consultant under the terms specified below.

(a)Consulting Period.  The consulting relationship will be deemed to commence on the day after the Separation Date and will continue for a period of three (3) months (i.e., until June 30, 2019), unless terminated earlier pursuant to Paragraph 4(h) below or extended by agreement of you and the Company (the “Consulting Period”).  Any agreement to extend the Consulting Period after the initial period must be set forth in writing signed by you and the CEO or a duly authorized member of the Board of Directors of the Company.

(b)Consulting Services.  You agree to provide consulting services to the Company in any area of your expertise, including but not limited to, providing strategic advice regarding special projects and areas of your expertise (the “Consulting Services”).  During the Consulting Period, you will report directly to the CEO.  You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services.  You agree to make yourself available to perform such Consulting Services throughout the Consulting Period, on an as-needed basis, up to a maximum of five (5) hours per month.  You will not be required to report to the Company’s offices during the Consulting Period, except as specifically requested by the Company.  When providing such services, you shall abide by the Company’s policies and procedures.

(c)Independent Contractor Relationship.  Your relationship with the Company during the Consulting Period will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date.  Other than the Severance Benefits, you will not be entitled to any of the benefits which the Company may make available to its employees, including but not limited to, group health or life insurance, profit-sharing or retirement benefits, and you acknowledge and agree that your relationship with the Company during the Consulting Period will not be subject to the Fair Labor Standards Act or other laws or regulations governing employment relationships.

(d)Consulting Compensation.  Vesting of your outstanding stock options, restricted stock units and any other equity awards, if any (the “Equity”), will continue during the Consulting Period.  Your Equity, including the terms and conditions of the Equity and your rights and obligations with respect to the Equity, will continue to be governed by the terms of your stock option grant notices, restricted stock unit grant notices and applicable plan documents pursuant to which you acquired the Equity.  You understand and agree that the tax treatment of certain of your stock options may change depending upon when you exercise them and that the Company makes no representation as to the tax treatment that will be afforded to any of your options. In addition, during the Consulting Period and provided that you remain in compliance with this Agreement, you will receive as consulting fees $2,000 per month for the Consulting Services you are approved to perform and actually perform for the Company (the “Consulting Fees”), paid on or before the 15th day of the month following the month of services.  Because you will be providing the Consulting Services as an independent contractor, the Company will not withhold any amount for taxes, social security or other payroll deductions from the Consulting Fees.  The Company will report the Consulting Fees on an IRS Form 1099.  You acknowledge that you will be entirely responsible for payment of any taxes that may be due on the Consulting Fees, and you hereby indemnify, defend and save harmless the Company, and its officers and directors in their individual capacities, from any liability for any taxes, penalties or interest that may be assessed by any taxing authority with respect to the Consulting Fees.

(e)Limitations on Authority.  You will have no responsibilities or authority as a consultant to the Company other than as provided above.  You will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the written authorization of the CEO.  You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Company, in writing, to do so.

(f)Proprietary Information and Inventions.  You agree that, during the Consulting Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company, including any confidential or proprietary information that you obtain or develop in the course of performing the Consulting Services.  Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that:  (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Any and all work product you create in the course of performing the Consulting Services will be the sole and exclusive property of the Company.  You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Consulting Services.  You further acknowledge and reaffirm your continuing obligations under your signed Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit B.

(g)Other Work Activities.  Throughout the Consulting Period, you retain the right to engage in employment, consulting, or other work relationships in addition to your work for the Company.  The Company will make reasonable arrangements to enable you to perform your work for the Company at such times and in such a manner so that it will not interfere with other activities in which you may engage.  In order to protect the trade secrets and confidential and proprietary information of the Company, you agree that, during the Consulting Period, you will notify the Company, in writing, before you obtain employment with or perform competitive work for any business entity, or engage in any other work activity that is competitive with the Company.

(h)Termination of Consulting Period.  Without waiving any other rights or remedies, the Company may terminate immediately the Consulting Period upon your breach of any provision of this Agreement or your Proprietary Information and Inventions Agreement, or upon your performing competitive work for any business entity or engaging in any other work activity that is competitive with the Company.  Upon termination of the Consulting Period, the Company will pay those fees incurred through and including the effective date of such termination.

5.No Other Compensation or Benefits.

You acknowledge that payment of the Severance Benefits and provision of other benefits set forth in this Agreement fulfills and exceeds all of the Company’s obligations to pay you severance or other benefits pursuant to any agreement, plan or policy applicable to you, including without limitation the Severance Plan, and that this Agreement supersedes and extinguishes the Company’s severance obligations to you under any other plan, policy or agreement.  You further acknowledge that, except as expressly provided in this Agreement, you have not earned, will not earn by the last day of your employment, and will not receive from the Company any additional compensation, severance, or benefits on or after the last day of your employment, with the exception of any vested right you may have under the express terms of any applicable written ERISA-qualified benefit plan (e.g., 401(k) account).  By way of example, you acknowledge that you have not earned and are not owed any equity, bonus, incentive compensation, or commissions.

6.Expense Reimbursements.  You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the last day of your employment, if any, for which you seek reimbursement.  The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.

7.Return of Company Property.  Within fifteen (15) days after the Separation Date (or earlier if requested by the Company), you shall return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including but not limited to Company files, notes, financial and operational information, customer lists and contact information, product and services information, research and development information, drawings, records, plans, forecasts, reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including but not limited to computers, facsimile machines, mobile telephones, tablets, handheld devices, and servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company and all reproductions thereof in whole or in part and in any medium.  You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above.  In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within fifteen (15) days after the Separation Date (or earlier if requested by the Company), you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done.  Your entitlement to and receipt of the Severance Benefits described in this Agreement are expressly conditioned upon return of all Company property.

8.Mutual Nondisparagement.  You agree not to disparage the Company, its respective officers, directors, employees, stockholders, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation. Similarly, the Company agrees to instruct its officers and directors not to disparage you in any manner likely to be harmful to you or your business or personal reputation.  Notwithstanding the foregoing in this paragraph, you and the Company (including the officers and directors of the Company) may respond accurately and fully to any question, inquiry or request for information when required by legal process or in connection with a government investigation. In addition, nothing in this provision is intended to prohibit or restrain any party in any manner from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice and the Securities and Exchange Commission (“SEC”), or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.

9.No Admissions.  The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.

10.Release of Claims.

(a) General Release.  In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its affiliated, related, parent and subsidiary entities, and each of its and their current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b) Scope of Release.  The Released Claims include, but are not limited to:  (i) all claims arising out of or in any way related to your employment with the Company, or the decision to terminate that employment; (ii) all claims related to compensation or benefits from the Company, including salary, bonuses, commissions, vacation, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, restricted stock units, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the Washington Law Against Discrimination (RCW chapter 49.60; WAC 162-04-10, et seq.), the Washington Family Leave Act and the Washington Minimum Wage Act.

(c) Excluded Claims/Protected Rights. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”):  (i) any rights or claims for indemnification you may have pursuant to (A) any written indemnification agreement with the Company to which you are a party, (B) the Company’s articles of incorporation, bylaws, or other governing documents, or (C) applicable law; (ii) any rights which cannot be waived as a matter of law; (iii) any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance; and (iv)  any claims for breach of this Agreement. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the SEC, the Washington State Human Rights Commission, or any other federal, state, or local government agency or commission (collectively, “Government Agencies”). You further understand that this Agreement does not limit your ability to cooperate with, communicate with, or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, (including providing documents or other information without notice to the Company).  While this Agreement does not limit your right to receive an award for information provided to the SEC, you understand and agree that, to the maximum extent permitted by law, you are otherwise waiving any and all rights you have to individual relief based on any claims that you have released and waived by signing this Agreement. You represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

(d) ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in this section is in addition to anything of value to which you are already entitled.  You further acknowledge that you have been advised, as required by the ADEA, that:  (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke it (by providing written notice of your revocation to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).

11.Release of Unknown Claims.  YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN IF THOSE UNKNOWN CLAIMS THAT, IF KNOWN BY YOU, WOULD AFFECT YOUR DECISION TO ACCEPT THIS AGREEMENT.  In giving the release herein, which includes claims which may be unknown to you at present, you hereby expressly waive and relinquish all rights and benefits under any law of any jurisdiction with respect to your release of any unknown or unsuspected claims herein.

12.Representations.  You hereby represent that you have been paid all compensation owed and for all hours worked, you have received all the leave and leave benefits and protections for which you are eligible pursuant to the federal Family and Medical Leave Act, the Washington Family Leave Act, or otherwise, and you have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.  You further acknowledge and understand that the Company may disclose this Agreement, including without limitation by publicly filing it in connection with any corporate or public disclosure or filing requirements.

13.Miscellaneous.  This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Washington as applied to contracts made and to be performed entirely within Washington.  This Agreement may be executed in counterparts, each of which will be deemed an original, all of which together constitutes one and the same instrument.  This Agreement may be signed and delivered by facsimile signature, PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com).

If this Agreement is acceptable to you, please sign and date below within twenty-one (21) days and send me the fully signed Agreement.  The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement within this timeframe.

I wish you good luck in your future endeavors.

Sincerely,

Alder BioPharmaceuticals, Inc.

By:  /s/ Robert W. Azelby

Robert W. Azelby

President and Chief Executive Officer

Understood and Agreed:

/s/ Elisabeth A. Sandoval

Elisabeth A. Sandoval, M.B.A.

November 2, 2018

Date

Exhibit A

SEPARATION Date Release

(To be signed and returned on or within 21 days after the Separation Date.)

In exchange for the severance benefits provided to me by Alder BioPharmaceuticals, Inc. (the “Company”) under the terms of the transition agreement between me and the Company dated November 2, 2018 (the “Agreement”), I agree to the terms below.

In exchange for the consideration to which I am not otherwise entitled, as defined in and to be provided to me by the Company under the terms of the Agreement, I hereby generally and completely release the Company and its affiliated, related, parent and subsidiary entities, and each of its and their current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that I sign this Separation Date Release (the “Release”).

This general release includes, but is not limited to:  (i) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (ii) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, restricted stock units, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act (as amended) (the “ADEA”), the Washington Law Against Discrimination (RCW chapter 49.60; WAC 162-04-10, et seq.), the Washington Family Leave Act and the Washington Minimum Wage Act.

Notwithstanding the foregoing, I am not releasing the following claims (the “Excluded Claims”):  (i) any rights or claims for indemnification I may have pursuant to (A) any written indemnification agreement with the Company to which you are a party, (B) the Company’s articles of incorporation, bylaws, or other governing documents, or (C) applicable law; (ii) any rights which cannot be waived as a matter of law; (iii) any rights I have to file or pursue a claim for workers’ compensation or unemployment insurance; and (iv)  any claims for breach of this Agreement. I understand that nothing in this Agreement limits my ability to file a change or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission (“SEC”), the Washington State Human Rights Commission, or any other federal, state, or local government agency or commission (collectively, “Government Agencies”).  I further understand that this Agreement does not limit my ability to cooperate with, communicate with, or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, (including providing documents or other information without notice to the Company).  While this Agreement does not limit my right to receive an award for information provided to the SEC, I understand and agree that, to the maximum extent permitted by law, I am otherwise waiving any and all rights I have to individual relief based on any claims that I have released and waived by signing this Agreement. I represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Release herein.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“Release ADEA Waiver”).  I also acknowledge that the consideration given for the Release ADEA Waiver is in addition to anything of value to which I am already entitled.  I further acknowledge that I have been advised, as required by the ADEA, that:  (i) my waiver and release do not apply to any rights or claims that arise after the date I sign this Release; (ii) I should consult with an attorney prior to signing this Release; (c) I have had twenty-one (21) days to consider this Release; (iii) I have seven (7) days following the date I sign this Release to revoke it, with such revocation to be effective only if I deliver written notice of revocation to the Company within the seven-day period; and (iv) the Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign it (the “Release Effective Date”).

In giving the release herein, which includes claims which may be unknown to me at present, I hereby expressly waive and relinquish all rights and benefits under any law of any jurisdiction with respect to my release of any unknown or unsuspected claims herein.

I hereby represent that (i) I have been paid all compensation owed and have been paid for all hours worked; (ii) I have received all the leave and leave benefits and protections for which I am eligible, pursuant to the federal Family and Medical Leave Act, the Washington Family Leave Act, or otherwise; and (iii) I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.  I represent that I have no lawsuits, claims or actions pending in my name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this Release. I further acknowledge and understand that the Company may disclose this Release, including without limitation by publicly filing it in connection with any corporate or public disclosure or filing requirements.

By:

      Elisabeth A. Sandoval, M.B.A.

Date:

Exhibit B

ALDER BIOPHARMACEUTICALS, INC.

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In exchange for my becoming employed (or my employment being continued), or retained as a consultant (or my consulting relationship being continued, by Alder BioPharmaceuticals, Inc. or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and for any cash and equity compensation for my services, I hereby agree as follows:

1.Duties.  I will perform for the Company such duties as may be designated by the Company from time to time.  During my period of employment or consulting relationship with the Company, I will devote my best efforts to the interests of the Company and will not engage in any activities detrimental to the best interests of the Company without the prior written consent of the Company.

2.Confidentiality Obligation.  I understand and agree that all Proprietary Information (as defined below) shall be the sole property of the Company and its assigns, including all trade secrets, patents, copyrights and other rights in connection therewith.  I hereby assign to the Company any rights I may acquire in such Proprietary Information.  I will hold in confidence and not directly or indirectly to use or disclose, both during my employment by or consulting relationship with the Company and for a period of three years after its termination (irrespective of the reason for such termination), any Proprietary Information I obtain or create during the period of my employment or consulting relationship, whether or not during working hours, except to the extent authorized by the Company, until such Proprietary Information becomes generally known.  I agree not to make copies of such Proprietary Information except as authorized by the Company.  Upon termination of my employment or consulting relationship or upon an earlier request of the Company, I will return or deliver to the Company all tangible forms of such Proprietary Information in my possession or control, including but not limited to drawings, specifications, documents, records, devices, models or any other material and copies or reproductions thereof.  Notwithstanding anything in this Section 2, pursuant to 18 U.S.C. Section 1833(b), I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

3.Ownership of Physical Property.  All document, apparatus, equipment and other physical property in any form, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by me or others in connection with my employment or consulting relationship shall be and remain the sole property of the Company.  I shall return to the Company all such documents, materials and property as and when requested by the Company, except only (i) my personal copies of records relating to my compensation, if any; (ii) if applicable, my personal copies of any materials evidencing shares of the Company’s capital stock purchased by me and/or options to purchase shares of the Company’s capital stock granted to me; (iii) my copy of this Agreement and (iv) my personal property and personal documents I bring with me to the Company and any personal correspondence and personal materials that I accumulate and keep at my office during my employment (my “Personal Documents”).  Even if the Company does not so request, I shall return all such documents, materials and property upon termination of my employment or consulting relationship, and, except for my Personal Documents, I will not take with me any such documents, material or property or any reproduction thereof upon such termination.

4.Assignment of Inventions.

(a)Without further compensation, I hereby agree promptly to disclose to the Company, all Inventions (as defined below) which I may solely or jointly develop or reduce to practice during the period of my employment or consulting relationship with the Company which (i) pertain to any line of business activity of the Company, (ii) are aided by the use of time, material or facilities of the Company, whether or not during working hours or (iii) relate to any of my work during the period of my employment or consulting relationship with the Company, whether or not during normal working hours (“Company Inventions”). During the term of my employment or consultancy, all Company Inventions that I conceive, reduce to practice, develop or have developed (in whole or in part, either alone or jointly with others) shall be the sole property of the Company and its assigns to the maximum extent permitted by law (and to the fullest extent permitted by law shall be deemed “works made for hire”), and the Company and its assigns shall be the sole owner of all patents, copyrights, trademarks, trade secrets and other rights in connection therewith.  I hereby assign to the Company any rights that I may have or acquire in such Company Inventions.

(b)I attach hereto as Exhibit A a complete list of all Inventions, if any, made by me prior to my employment or consulting relationship with the Company that are relevant to the Company’s business, and I represent and warrant that such list is complete.  If no such list is attached to this Agreement, I represent that I have no such Inventions at the time of signing this Agreement. If in the course of my employment or consultancy (as the case may be) with the Company, I use or incorporate into a product or process an Invention not covered by Section 4(a) of this Agreement in which I have an interest, the Company is hereby granted a nonexclusive, fully paid-up, royalty-free, perpetual, worldwide license of my interest to use and sublicense such Invention without restriction of any kind.

NOTICE REQUIRED BY REVISED CODE OF WASHINGTON 49.44.140:

Any assignment of Inventions required by this Agreement does not apply to an Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the employee’s own time, unless (a) the Invention relates (i) directly to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development or (b) the Invention results from any work performed by the employee for the Company.

5.Further Assistance; Power of Attorney.  I agree to perform, during and after my employment or consulting relationship, all acts deemed necessary or desirable by the Company to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions assigned to the Company as set forth in Section 4 above.  Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings.  I hereby irrevocably designate the Company and its duly authorized officers and agents as my agent and attorney-in fact, to execute and file on my behalf any such applications and to do all other lawful acts to further the prosecution and issuance of patents, copyright and mask work registrations related to such Inventions.  This power of attorney shall not be affected by my subsequent incapacity.

6.Inventions.  As used in this Agreement, the term “Inventions” means discoveries, developments, concepts, designs, ideas, know‑how, improvements, inventions, trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable.  This includes, but is not limited to, any new product, machine, article of manufacture, biological material, method, procedure, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon.

7.Proprietary Information.  As used in this Agreement, the term “Proprietary Information” means information or physical material not generally known or available outside the Company or information or physical material entrusted to the Company by third parties.  This includes, but is not limited to,  Inventions, confidential knowledge, copyrights, product ideas, techniques, processes, formulas, object codes, biological materials, mask works and/or any other information of any type relating to documentation, laboratory notebooks, data, schematics, algorithms, flow charts, mechanisms, research, manufacture, improvements, assembly, installation, marketing, forecasts, sales, pricing, customers, the salaries, duties, qualifications, performance levels and terms of compensation of other employees, and/or cost or other financial data concerning any of the foregoing or the Company and its operations.  Proprietary Information may be contained in material such as drawings, samples, procedures, specifications, reports, studies, customer or supplier lists, budgets, cost or price lists, compilations or computer programs, or may be in the nature of unwritten knowledge or know-how.

8.Solicitation of Employees, Consultants and Other Parties.   During the term of my employment or consulting relationship with the Company, and for a period of one year following the termination of my relationship with the Company for any reason, I will not directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt any of the foregoing, either for myself or any other person or entity.  For a period of one year following termination of my relationship with the Company for any reason, I shall not solicit any licensor to or customer of the Company or licensee of the Company’s products, that are known to me, with respect to any business, products or services that are competitive to the products or services offered by the Company or under development as of the date of termination of my relationship with the Company.

9.Noncompetition.  During the term of my employment or consulting relationship with the Company and for one year following the termination of my relationship with the Company for any reason, I will not, without the Company’s prior written consent, directly or indirectly work on any products or services that are competitive with products or services (a) being commercially developed or exploited by the Company during my employment or consultancy and (b) on which I worked or about which I learned Proprietary Information during my employment or consultancy with the Company.

10.No Conflicts.  I represent that my performance of all the terms of this Agreement as an employee of or consultant to the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my becoming an employee or consultant of the Company, and I will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others.  I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

11.No Interference.  I certify that, to the best of my information and belief, I am not a party to any other agreement which will interfere with my full compliance with this Agreement.

12.Effects of Agreement.  This Agreement (a) shall survive for a period of five years beyond the termination of my employment by or consulting relationship with the Company, (b) inures to the benefit of successors and assigns of the Company and (c) is binding upon my heirs and legal representatives.

13.At-Will Relationship.  I understand and acknowledge that my employment or consulting relationship with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the relationship at any time for any reason or no reason, without further obligation or liability.

14.Injunctive Relief.  I acknowledge that violation of this Agreement by me may cause irreparable injury to the Company, and I agree that the Company will be entitled to seek extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

15.Miscellaneous.  This Agreement supersedes any oral, written or other communications or agreements concerning the subject matter of this Agreement, and may be amended or waived only by a written instrument signed by me and the Chief Executive Officer of the Company.  This Agreement shall be governed by the laws of the State of Washington applicable to contracts entered into and performed entirely within the State of Washington, without giving effect to principles of conflict of laws.  If any provision of this Agreement is held to be unenforceable under applicable law, then such provision shall be excluded from this Agreement only to the extent unenforceable, and the remainder of such provision and of this Agreement shall be enforceable in accordance with its terms.

16.Acknowledgment.  I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

Alder BioPharmaceuticals, Inc.Employee

By: /s/ James B. Bucher/s/ Elisabeth Sandoval

James B. BucherName: Elisabeth Sandoval

Title: Senior Vice President & General Counsel

Dated: September 26, 2016Dated: September 20, 2016

Exhibit A

Alder BioPharmaceuticals, Inc.

11804 North Creek Parkway So.

Bothell, WA 98011

Ladies and Gentlemen:

1.The following is a complete list of all Inventions relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me, alone or jointly with others or which has become known to me prior to my employment by the Company.  I represent that such list is complete.

2.I propose to bring to my employment or consultancy the following materials and documents of a former employer:

XNo materials or documents.

See below:

By: /s/ Elisabeth Sandoval

Elisabeth Sandoval